Exhibit 99.1
Navitas Semiconductor Announces Third Quarter 2026 Financial Results

•Total revenue grew 33% sequentially and 38% year-over-year, driven by high-power markets and contributing to continued gross margin expansion
•Anticipate another quarter of double-digit sequential growth in the fourth quarter to represent the highest quarterly revenue in the past 7 quarters, while having simultaneously substantially exited the mobile and low-end consumer market
•Mid-point of fourth quarter guidance represents full-year growth of 7%, with 125% revenue growth from high-power markets, more than offsetting the exit from mobile and low-end consumer business
•Growth and record backlog increasingly driven by AI Infrastructure markets, including AI Data Centers and Grid and Energy Infrastructure, which are expected to represent more than 40% of total sales by year-end and contribute to sustained momentum in 2027

TORRANCE, Calif., Nov. 3, 2026 – Navitas Semiconductor (Nasdaq: NVTS), a leader in next-generation power semiconductors and power delivery solutions, pioneering GaN, high-voltage and ultra-high-voltage SiC, and IVR technologies, today announced unaudited financial results for its third quarter 2026 ended September 30, 2026.

“Our strong third quarter results and the continued acceleration in high-power markets reflect the successful execution of our Navitas 2.0 transformation,” stated Chris Allexandre, President and CEO of Navitas. “By year-end, we expect mobile and low-end consumer revenue to be essentially eliminated from our mix, further positioning the Company as a high-power business with AI Infrastructure, composed of AI Data Centers and energy grid infrastructures that power them, expected to account for more than 40% of total revenue.

“The timing of our transformation coincides with AI infrastructure undergoing a fundamental re-architecture. Power is rapidly becoming the single largest constraint to the growth of AI compute, making efficiency the critical enabler of increased capacity – every watt saved in power conversion and delivery is another watt available for AI compute. Realizing this increased capacity requires breaking the power wall with new technologies, including 800 V architectures as well as integrated voltage regulation (IVR), which are fundamental to scaling the higher-density power demands of next-generation AI platforms. The recent acquisition of Claros completes our strategic portfolio for powering AI infrastructure from grid-to-xPU by combining high- and ultra-high-voltage SiC, GaN, and IVR technology stack serving both Vertical Power Delivery (VPD) and Embedded Power Delivery (EPD) architectures, aimed at unlocking the last step of power delivery to meet the rising current demands of xPUs. We believe this uniquely positions Navitas at the forefront of a multi-year secular growth opportunity as customers seek to convert more of every available megawatt into useful AI compute.”

Commenting on the results, Tonya Stevens, CFO of Navitas, stated, “Our third quarter results demonstrate the sustained momentum from our Navitas 2.0 transformation, with revenue of $14 million representing 33% sequential growth and 38% year-over-year growth—the first quarter of year-over-year growth since 2024. Revenue contribution from high-power markets grew more than 50% sequentially, driving GAAP gross margin to 21.5% and non-GAAP gross margin to 40%, which was above the midpoint of guidance and marked another quarter of gross margin expansion. At the midpoint of our fourth quarter guidance, we expect to deliver the fourth consecutive quarter of double-digit sequential revenue growth and exit 2026 as a high-power company with a strong book-to-bill ratio well above one and backlog that extends into mid-2027. Also based on our guidance, we anticipate achieving revenue growth of 7% for the full year 2026 with our core high-power business continuing to deliver triple-digit growth, even with our mobile and low-end consumer business dropping to effectively zero after representing a large majority of total revenue last year.”

Third Quarter 2026 Financial Highlights
•Revenue: Total revenue was $14.0 million in the third quarter of 2026, compared to $10.5 million in the second quarter of 2026 and $10.1 million in the third quarter of 2025.
•Gross Margin: GAAP gross margin for the quarter was 21.5%, compared to 0.4% in the second quarter of 2026 and (2.0%) in the third quarter of 2025. GAAP gross margin includes approximately $2.5 million of cost associated with amortization of intangibles for the current quarter and $4.0 million for each of the prior periods. The increase in GAAP gross margin primarily reflects lower amortization of intangible assets included in cost of revenues, as certain developed technology intangible assets became fully amortized during the third quarter, and higher revenue. On a non-GAAP basis, gross margin for the quarter was 40.0% compared to 39.5% in the prior quarter and 38.7% in the third quarter of 2025.
•Results from Operations: GAAP loss from operations for the quarter was $34.4 million, compared to a loss of $27.2 million for the second quarter of 2026 and an operating loss of $19.4 million for the third quarter of 2025. On a non-GAAP basis, loss from operations for the quarter was $10.9 million compared to a loss of $11.4 million for the prior quarter and a loss of $11.5 million in the third quarter of 2025.
•Net Results: GAAP net loss was $37.1 million in the third quarter of 2026, compared to a net loss of $228.2 million in the second quarter of 2026, which included a non-cash charge of $203.1 million from the final remeasurement of earnout liabilities, and a net loss of $19.2 million in the third quarter of 2025. On a non-GAAP basis, net loss for the quarter was $6.9 million, compared to a net loss of $9.3 million for the prior quarter and a net loss of $10.2 million in the third quarter of 2025.
•Cash: Cash and cash equivalents were $531.5 million as of September 30, 2026, compared to $236.9 million as of December 31, 2025.

Recent Business, Customer and Technology Highlights:
•Closed the acquisition of Claros, advancing the Company’s grid-to-xPU strategy by adding an IVR technology stack serving both Vertical Power Delivery (VPD) and Embedded Power Delivery (EPD) architectures to existing GaN and high-voltage and ultra-high-voltage SiC portfolio.
•Collaborated with NVIDIA on an 800 V-to-12 V power delivery board to support next-generation AI infrastructure architectures requiring higher power density and efficiency, complementing the Company’s previously announced 800 V-to-6 V and 800 V-to-50 V solutions.
•Partnered with Microchip to deliver an 800 V reference design for next-generation AI data centers, enabling higher-power rack architectures.
•Selected by the U.S. government to develop next-generation 10 kV SiC power semiconductors, reinforcing technology leadership and resilient domestic supply-chain capabilities.
•Announced first shipments of the latest Gen 5 GaNFast devices manufactured in the United States through GlobalFoundries to accelerate AI infrastructure deployments.
•Announced a strategic partnership with Magnachip to accelerate adoption of high-voltage and ultra-high-voltage SiC, including licensing of GeneSiC technology and longer-term foundry support.

Fourth Quarter 2026 Business Outlook
•Fourth quarter 2026 net revenues are expected to increase to $16.0 million, plus or minus $0.5 million, which at the midpoint represents 14% sequential growth and 119% year-over-year growth. Non-GAAP gross margin is expected to be 40.5%, plus or minus 100 basis points, which at the midpoint represents a 50-basis point increase. Non-GAAP operating expenses are expected to be $25.0 million, plus or minus $1.0 million, which includes the operational expenses associated with the acquired Claros business.
A reconciliation of our forward-looking non-GAAP gross margin and non-GAAP operating expenses to the most directly comparable GAAP measures is not provided because such items cannot be reasonably calculated without unreasonable efforts due to the unpredictability of the amounts and timing of events affecting the items we exclude, including stock-based compensation expense, restructuring charges, and acquisition-related costs. These items could have a significant impact on our GAAP results.

Third Quarter 2026 Financial Results Conference Call and Webcast Information:

•When: Tuesday, November 3, 2026
•Time: 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)
•Toll-Free Dial-in: 1-800-715-9871 or 1-646-307-1963
•Conference ID: 5069224
•Webcast: https://edge.media-server.com/mmc/p/6wj6m3sz

Additionally, a live and archived audio webcast of the conference call as well as supporting presentation materials will be accessible from the Investor Relations section of the Company’s website at ir.navitassemi.com.

Non-GAAP Financial Measures
This press release and statements in our public webcast include financial measures that are not calculated in accordance with generally accepted accounting principles (“GAAP”), which we refer to as “non-GAAP financial measures,” including (i) non-GAAP gross profit, (ii) non-GAAP gross margin, (iii) non-GAAP operating expense, (iv) non-GAAP research and development expense, (v) non-GAAP selling, general and administrative expense, (vi) non-GAAP loss from operations, (vii) non-GAAP operating margin, and (viii) non-GAAP net loss and net loss per share. Each of these non-GAAP financial measures is adjusted from GAAP results to exclude certain items, which for the periods presented include stock-based compensation and associated employer payroll taxes; amortization of acquisition-related intangible assets; changes in the fair value of earnout liabilities; restructuring and impairment charges; acquisition-related transaction costs; legal and related professional fees associated with matters that are extraordinary, non-recurring, or outside the ordinary course of business; losses or gains on equity investments, including impairments; and certain other items identified in the “Reconciliation of GAAP Results to Non-GAAP Financial Measures” tables below. These items are generally non-cash in nature, relate to discrete events or activities, or vary in amount and frequency for reasons independent of our underlying operating performance. We believe these non-GAAP financial measures provide investors with useful supplemental information about our operating performance and enable comparison of financial trends and results between periods where certain items may vary independently of business performance. We believe these non-GAAP financial measures offer an additional view of our operations that, when coupled with the GAAP results and the reconciliations from corresponding GAAP financial measures, provide a more complete understanding of the results of operations. However, these non-
GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements
This press release, including the paragraph headed “Fourth Quarter 2026 Business Outlook,” includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are attempts to predict or indicate future events or trends or similar statements that are not a reflection of historical fact. Forward-looking statements may be identified by the use of words such as “we expect” or “are expected to be,” “estimate,” “plan,” “project,” “forecast,” “intend,” “anticipate,” “believe,” “seek,” or other similar expressions. Forward-looking statements are made based on estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, and current indications of customer interest, all of which are based on various assumptions, whether or not identified in this press release. All such statements are based on current expectations of the management of Navitas and are not predictions of actual future performance. Forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions and expectations. Many actual events and circumstances that affect performance are beyond the control of Navitas, and forward-looking statements are subject to a number of uncertainties.

Our business is subject to certain risks that could materially and adversely affect our business, financial condition, results of operations, or the value of our securities. These and other risk factors are discussed in the Risk Factors section of our most recent annual report on Form 10-K, as updated in the Risk Factors section of our most recent quarterly report on Form 10-Q, and in other documents we file with the SEC. If any of these risks, as discussed in more detail in our SEC reports, materialize or if our assumptions underlying forward-looking statements prove to be incorrect, actual results could differ materially from the results implied by these forward-looking statements. Examples of some of these risk factors include:

•Risks Related to High-Power Markets: Last year, we announced an enhanced focus on AI data centers, energy and grid infrastructure, performance computing and industrial electrification, and a de-emphasis on mobile and consumer products. We recently acquired Claros, which focuses on the IVR market. We may not successfully execute our strategic transition to these new markets and customer applications, which could adversely affect our business, results of operations, and financial condition. This strategic realignment entails significant operational, technical, and market risks. Our success in these markets depends on factors including our ability to (i) develop and scale semiconductor solutions that meet demanding power, efficiency, and performance requirements of our customers; (ii) compete against established incumbents with substantial R&D and manufacturing resources; (iii) anticipate rapidly evolving customer needs and technological standards in these high-power and high-performance segments; and (iv) secure design wins and long-term supply agreements in new and unfamiliar market segments.
•Acquisition and Integration of Claros: On October 6, 2026, we closed our acquisition of Claros, Inc. The successful integration of acquired businesses like Claros may involve significant challenges, including integrating personnel, operations, technologies, products, information technology systems, financial reporting processes, internal controls, and sales and distribution channels. We may also face challenges retaining customers, suppliers, and strategic partners or meeting revenue and other operational milestones. For example, Claros' IVR business represents a new market and technology for us, and we may have difficulty integrating it into our overall operations. The integration process may be complex, costly, and time-consuming and could result in unanticipated expenses, operational disruptions, delays in product development or commercialization, difficulties coordinating manufacturing and supply chain activities, the loss of key employees, customers or strategic partners, or the diversion of management’s attention from our existing business. In addition, we may discover liabilities, contractual obligations, operational deficiencies or other issues that were not identified or fully evaluated prior to completing an acquisition. We cannot assure you that we will successfully integrate Claros, and any failure to successfully integrate Claros, or any delay or unexpected difficulty in doing so, could disrupt our operations, impair our ability to execute our business strategy and have a material adverse effect on our business, financial condition and results of operations.
•Market Acceptance and Addressable Market Uncertainty: The demand for our products, and our customers’ products, in new or emerging markets is difficult to forecast, as customer preferences may not be fully known and can evolve rapidly. Further, demand for our products depends on the acceptance of underlying new and developing system architectures. For example, our predictions for the use of GaN- and SiC-based products in 800 V AI data center power applications depend on assumptions regarding the acceptance and growth of 800 V systems themselves. Our acquisition of Claros was similarly based on assumptions about the market for IVR products. Our forecasts are based on market opportunities across a “Serviceable Addressable Market” or “SAM”, which is based on a number of assumptions and predictions. We could be wrong about the size or timing of our SAM, which could in turn diminish the market opportunities available to us.
•Unpredictable Historical Data and Competitive Dynamics: In established markets, revenue projections can be supported by trends from prior periods. In contrast, there is little or no precedent for products aimed at new use cases, rendering traditional forecasting methods less reliable. To the extent our products reshape or create new market landscapes, the competitive environment may evolve in unexpected ways. For example, new competitors may emerge, or traditional competitors with established R&D and manufacturing resources, and long-standing customer relationships, may choose to offer competitive GaN, high-voltage/ultra-high voltage SiC or IVR solutions.
•Other Risk Factors: Other risk factors related to our business include our ability to achieve design wins and to convince our current and prospective end customers to design our products into their product offerings, the risk that revenues from design wins may not materialize, the possibility that we may fail to accurately anticipate and respond to rapid technological change in the industries in which we operate or adapt to emerging industry standards, our dependence on a few key customers and distributors for a significant portion of our revenue, and the fact our business is subject to volatile demand and seasonal fluctuations. In addition, our supply chain is also subject to risks, including our reliance on single sources of supply for certain essential services, the risk that our suppliers may have quality, yield or capacity issues, the fact that we are exposed to fluctuations in prices for raw materials and components, and the risk that our products will not meet the reliability standards expected of high-power semiconductor devices.

This is not a summary of all of the risks that could affect our business, and you are encouraged to review the full list of risk factors in our SEC filings.

Note Regarding Customer Pipeline and Design Wins
In our investor and other communications, we may refer to the terms “customer pipeline” and “design wins” in discussions of potential future business opportunities. Each of these terms, together with information we may disclose about anticipated future business in relation to these terms, constitutes “forward-looking statements” as described above and, accordingly, should be interpreted in light of related risks which, if materialized, could cause actual results to differ materially from those indicated from our view of customer pipeline and design wins today. More specifically, “customer pipeline”
reflects estimated potential future business based on interest expressed by potential customers for qualified programs, stated in terms of estimated revenue that may be realized over the life of the customer’s end product. A “design win” reflects an end customer’s selection of a Navitas product for a specific production program, stated in terms of revenues that may be realized over the life of the customer’s end product. However, customer pipeline figures and design wins do not represent customer orders or forecasts, are not proxies for backlog or estimates of future revenue and should not be considered as any other measure or indicator of financial performance. Rather, Navitas uses these terms to indicate the company’s current view of future potential business and related changes across various end markets. Time horizons vary based on product type and application. As a result, actual business realized will depend on several factors, including (i) whether potential customers ultimately choose the Navitas solution, (ii) the portion of the customer program awarded to the Navitas solution as compared to other sources in dual- or multiple-source cases, (iii) successful customer qualification of the selected solution, (iv) the time needed for customers to begin mass production, (v) the duration and pace of the customer’s ramp to full production, and (vi) strategic decisions of Navitas throughout the process based on expected revenues, margins and other factors relating to pipeline opportunities and design wins.

About Navitas
Navitas Semiconductor (Nasdaq: NVTS) is a leader in next-generation power semiconductors and power delivery solutions, pioneering GaN, high-voltage and ultra-high-voltage SiC, and IVR technologies for AI infrastructure, including data centers and energy and grid systems, as well as additional markets such as high-performance computing and industrial electrification. Collectively, these technologies address the complete grid-to-xPU power architecture, breaking the AI infrastructure power wall and enabling higher efficiency, greater power density, and increased performance across the entire power chain. Navitas’ GaNFast™ FETs deliver industry-leading power density, efficiency, and high-speed performance, while GaNFast™ power ICs integrate GaN power, drive, control, sensing, and protection to enable faster, more efficient power conversion, leading to smaller and more reliable systems. The GeneSiC™ portfolio combines proprietary trench-assisted planar (TAP) SiC technology with leading-edge discrete packaging and SiCPAK™ power modules to deliver industry-leading efficiency, ruggedness and performance. Claros™ IVR technologies extend power delivery directly to the xPU, enabling customers to implement vertical power delivery (VPD) and embedded power delivery (EPD) architectures with high-density power conversion beneath or within millimeters of the processor, minimizing power-delivery losses and impedance while enabling ultra-fast transient response, higher efficiency and maximum power density. Navitas has over 450 patents issued or pending and is a leader in 800 VDC and the advanced AI power infrastructure ecosystem.
Navitas™, GaNFast™, GeneSiC™, Claros™, SiCPAK™, GaNSafe™, DrGaN™, and the Navitas logo are trademarks or registered trademarks of Navitas Semiconductor Limited or affiliates. All other brands, product names, and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

Investor Relations Contacts:
Shelton Group
Leanne Sievers | Brett Perry
nvts-ir@sheltongroup.com

NAVITAS SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (GAAP) - UNAUDITED
(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net revenues	$13,991	$10,112	$33,118	$38,620
Cost of revenues (exclusive of amortization of intangible assets included below)	8,486	6,281	20,299	27,154
Operating expenses:
Research and development	15,090	13,280	42,809	37,444
Selling, general and administrative	18,390	5,230	42,680	24,721
Amortization of intangible assets	3,203	4,735	12,671	14,203
Restructuring expense	3,200	—	3,994	1,469
Total operating expenses	39,883	23,245	102,154	77,837
Loss from operations	(34,378)	(19,414)	(89,335)	(66,371)
Other income (expense), net:
Interest income (expense), net	427	401	965	494
Dividend income	3,985	985	7,500	2,376
Loss from change in fair value of earnout liabilities	—	(844)	(210,981)	(20,695)
Other (expense)	(7,163)	(59)	(7,143)	(4)
Total other income (expense), net	(2,751)	483	(209,659)	(17,829)
Loss before income taxes	(37,129)	(18,931)	(298,994)	(84,200)
Income tax provision (benefit)	(21)	(19)	117	111
Equity method investment loss	—	(322)	—	(827)
Net loss	$(37,108)	$(19,234)	$(299,111)	$(85,138)
Net loss per common share
Basic	$(0.14)	$(0.09)	$(1.23)	$(0.43)
Diluted	$(0.14)	$(0.09)	$(1.23)	$(0.43)
Shares used in per share calculation:
Basic	261,529	212,681	243,865	199,931
Diluted	261,529	212,681	243,865	199,931

NAVITAS SEMICONDUCTOR CORPORATION
RECONCILIATION OF GAAP RESULTS TO NON-GAAP FINANCIAL MEASURES - UNAUDITED
(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
RECONCILIATION OF GROSS PROFIT MARGIN
GAAP Net revenues	$13,991	$10,112	$33,118	$38,620
Cost of revenues (exclusive of amortization of intangibles)	(8,486)	(6,281)	(20,299)	(27,154)
Cost of revenues (amortization of intangibles)	(2,501)	(4,038)	(10,574)	(12,105)
GAAP Gross profit	3,004	(207)	2,245	(639)
GAAP Gross margin	21.5%	(2.0)%	6.8%	(1.7)%
Cost of revenues (amortization of intangibles)	2,501	4,038	10,574	12,105
China SiC inventory reserve	—	—	—	3,174
Stock-based compensation expense	89	81	289	188
Non-GAAP Gross profit	$5,594	$3,912	$13,108	$14,828
Non-GAAP Gross margin	40.0%	38.7%	39.6%	38.4%
RECONCILIATION OF OPERATING EXPENSES
GAAP Research and development	$15,090	$13,280	$42,809	$37,444
Advanced R&D NRE Impairment	—	—	—	(2,238)
Organization transformation costs and other	(293)	—	(293)	(395)
Stock-based compensation expense [3]	(4,408)	(4,991)	(13,537)	(8,465)
Non-GAAP Research and development	10,389	8,289	28,979	26,346
GAAP Selling, general and administrative	18,390	5,230	42,680	24,721
CEO Transition Costs	—	(2,462)	—	(2,462)
Governance costs	—	—	—	(1,556)
Stock-based compensation expense [3]	(4,547)	4,605	(13,942)	2,127
Other income (expense) [1]	(7,715)	(221)	(10,677)	(434)
Non-GAAP Selling, general and administrative	6,128	7,152	18,061	22,396
Total Non-GAAP Operating expenses	$16,517	$15,441	$47,040	$48,742
RECONCILIATION OF LOSS FROM OPERATIONS
GAAP Loss from operations	$(34,378)	$(19,414)	$(89,335)	$(66,371)
GAAP Operating margin	(245.7)%	(192.0)%	(269.7)%	(171.9)%
Add: Stock-based compensation expense [3] included in:
Research and development	4,408	4,991	13,537	8,465
Selling, general and administrative	4,547	(4,605)	13,942	(2,127)
Cost of goods sold	89	81	289	188
Total	9,044	467	27,768	6,526
Amortization of acquisition-related intangible assets	3,203	4,735	12,671	14,203
China SiC inventory reserve	—	—	—	3,174
CEO Transition Costs	—	2,462	—	2,462
Advanced R&D NRE Impairment	—	—	—	2,238
Governance costs	—	—	—	1,556
Organization transformation costs and other	293	—	293	395
Restructuring, impairment and other expense [2]	10,915	221	14,671	1,903
Non-GAAP Loss from operations	$(10,923)	$(11,529)	$(33,932)	$(33,914)
Non-GAAP Operating margin	(78.1)%	(114.0)%	(102.5)%	(87.8)%
RECONCILIATION OF NET LOSS PER SHARE
GAAP Net loss	$(37,108)	$(19,234)	$(299,111)	$(85,138)
Adjustments to GAAP Net loss
Total stock-based compensation expense [3]	9,044	467	27,768	6,526
Loss from change in fair value of earnout liabilities	—	844	210,981	20,695
Amortization of acquisition-related intangible assets	3,203	4,735	12,671	14,203
Restructuring, impairment and other expense [2]	17,667	221	21,423	1,903
CEO Transition Costs	—	2,462	—	2,462
Equity method investment loss	—	322	—	827
China SiC inventory reserve	—	—	—	3,174
Advanced R&D NRE Impairment	—	—	—	2,238
Governance costs	—	—	—	1,556
Organization transformation costs and other	293	—	293	395
Non-GAAP Net loss	$(6,901)	$(10,183)	$(25,975)	$(31,159)
Average shares outstanding for calculation of non-GAAP Net loss per share (basic and diluted)	261,529	212,681	243,865	199,931
Non-GAAP Net loss per share (basic and diluted)	$(0.03)	$(0.05)	$(0.11)	$(0.16)
(1) Includes employer payroll taxes on stock-based compensation, acquisition-related transaction costs, and legal and related professional fees associated with matters that are extraordinary, non-recurring, or outside the ordinary course of business.

(2) Includes restructuring and impairment charges and the other expense described in note (1).

(3) The 2025 periods include the reversal of stock-based compensation expense due to award forfeitures following an employee termination.

NAVITAS SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(dollars in thousands)
	September 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$531,479	$236,857
Accounts receivable, net	5,717	3,621
Inventories	21,151	13,283
Prepaid expenses and other current assets	16,600	4,399
Restricted cash	363	1,745
Total current assets	575,310	259,905
Property and equipment, net	5,563	9,779
Operating lease right of use assets	5,549	5,166
Finance lease right of use assets	520	766
Inventories, noncurrent	11,237	—
Intangible assets, net	40,587	53,258
Goodwill	163,215	163,215
Other assets	8,078	8,380
Total assets	$810,059	$500,469
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued expenses	$24,260	$22,350
Accrued compensation expenses	7,298	4,949
Operating lease liabilities, current	2,179	1,866
Finance lease liabilities, current	335	323
Earnout liability, current	—	22,632
Total current liabilities	34,072	52,120
Operating lease liabilities noncurrent	3,886	3,827
Finance lease liabilities noncurrent	203	456
Deferred tax liabilities	274	405
Total liabilities	38,435	56,808
Stockholders' equity	771,624	443,661
Total liabilities and stockholders’ equity	$810,059	$500,469